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                     SUPPLEMENT TO AGREEMENT BY AND BETWEEN
               HIGH SPEED NET SOLUTIONS, INC. AND WILLIAM DUNAVANT


         WHEREAS, on or about January 15, 1999, the parties entered into an oral agreement (the "Oral Agreement") for the exchange of common stock of High Speed Net Solutions, Inc. for common stock of Summus Technologies, Inc.; and

         WHEREAS, the parties have just now memorialized the Oral Agreement in writing by a written agreement (the "Written Agreement") dated and effective August 13, 1999 by and between the parties.

         NOW THEREFORE, it is agreed as follows:

1.       The actual effective date for the Written Agreement shall be January
         15, 1999.

                                    HIGH SPEED NET SOLUTIONS, INC.



/s/ William R. Dunavant             By: /s/ Michael M. Cimino
-----------------------------          -----------------------------------------
William R. Dunavant                    Michael Cimino, Chairman of the Board